Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Targeted Genetics Corporation for the registration of 13,734,575 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2007, with respect to the consolidated financial statements of Targeted Genetics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
July 6, 2007